Exhibit 99.1



ESCO TECHNOLOGIES INC


For more information contact:                             For media inquiries:
Patricia K. Moore                                         Dave Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                      ESCO PRE-ANNOUNCES FOURTH QUARTER AND
                          FISCAL YEAR 2008 EXPECTED EPS


     ST. LOUIS, October 21, 2008 - ESCO Technologies Inc. (NYSE: ESE) today pre-announced its expected results for the fourth quarter and fiscal year ended September 30, 2008.

     Management expects its fiscal 2008 fourth quarter EPS-GAAP Continuing Operations to be at least $0.76 per share, which results in expected full year EPS-GAAP Continuing Operations to be at least $1.80. These amounts are consistent with the Company's EPS-GAAP Continuing Operations guidance of $1.80 to $1.85 per share noted in the Company's August 7, 2008 release.

     In addition, Cash Flow from Operations and Entered Orders both exceeded Management's previously announced expectations for the fourth quarter of fiscal 2008.

     The additional cash flow allowed the Company to further reduce its net debt outstanding, and the increase in entered orders positions the Company for continued growth in fiscal 2009.

     The final EPS amounts are subject to the completion of the Company's fiscal year end annual audit process.

     Management will host its regular fourth quarter and fiscal year 2008 earnings conference call and audio webcast on Wednesday, November 12. Specific webcast access details will be provided in a separate release.

     Vic Richey, ESCO's Chairman and Chief Executive Officer, commented, "I am very pleased with our fourth quarter and full year results, especially in light of this challenging economic environment. ESCO continues to benefit from the scale of our multi-segment operating platforms, the breadth of our product and service offerings, ongoing investments in new products and technologies, the diverse range of blue-chip customers we serve, and ourfocus on rigorous project execution and disciplined cost management. Our strong and flexible financial foundation gives ESCO a recognizable advantage in both good and bad economic times."

Forward-Looking Statements

     Statements in this press release regarding expected EPS-GAAP Continuing Operations for the fourth quarter and fiscal year ended September 30, 2008, cash flow from operations and entered orders for the fourth quarter, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk of unanticipated adjustments resulting from the audit of the year end financial statements by the Company's independent certified public accountants.

About ESCO

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.
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